UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (date of earliest event reported): April 17, 2007

Rotech Healthcare Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50940	030408870
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

2600 Technology Drive, Suite 300

Orlando, Florida 32804

(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code:

(407) 822-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of April 17, 2007, the Board of Directors of Rotech Healthcare Inc. (the “Company”) unanimously voted to appoint Jason B. Mudrick as director to fill an existing vacancy on the Company’s Board of Directors. Mr. Mudrick is an employee of Contrarian Capital Management, L.L.C. (“Contrarian”), an investment management firm based in Greenwich, Connecticut. In that capacity, Mr. Mudrick acts as the portfolio manager of Contrarian Equity Fund, L.P. and other investment management clients of Contrarian. As of the date of this filing, Contrarian is deemed the beneficial owner of approximately 5,049,536 shares, or 19.8%, of the Company’s outstanding common stock and its investment management clients also hold the Company’s senior subordinated notes. Investment management clients of Contrarian are also members of the lending syndicate under the Company’s payment-in-kind term loan facility. Mr. Mudrick was appointed to the Board as a result of a request by Contrarian. Mr. Mudrick has been appointed by the Board to serve until the date of the Company’s 2007 annual meeting of stockholders. The Board has not appointed Mr. Mudrick to serve on any of its board committees at this time. Mr. Mudrick has volunteered to forgo compensation for his services on the Board of Directors.

Prior to joining Contrarian in 2001, Mr. Mudrick was an associate in the Mergers & Acquisitions Investment Banking Group at Merrill Lynch & Co. from 2000 to 2001. Mr. Mudrick is admitted to the New York State Bar. Mr. Mudrick is a member of the Board of Directors of Salton, Inc., a publicly-held designer, marketer and distributor of branded, small appliances, electronics, home decor and personal care products and Safety-Kleen Holdco., Inc., a private company in the industrial waste services industry. Mr. Mudrick also previously served as a member of the Board of Directors of Integrated Alarm Services Group, Inc., a publicly-held alarm monitoring and dealer services company. Mr. Mudrick has an undergraduate degree in political science from the College of the University of Chicago and a juris doctorate from Harvard Law School.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ROTECH HEALTHCARE INC.

Date: April 19, 2007	By:	/s/ Steven Alsene
Steven Alsene
Chief Financial Officer